Exhibit 10.3

NILE THERAPEUTICS, INC.

AMENDMENT OF EMPLOYMENT AGREEMENT

THIS AMENDMENT OF EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of this 4 th day of March, 2008 (the “Effective Date”), between Daron Evans (“Employee”) and Nile Therapeutics, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Employee and the Company entered into an Employment Agreement, dated as of January 19, 2007, and amended August 28, 2007 (the “Employment Agreement”), which provides for, among other things, the award of certain performance options and cash bonuses.

WHEREAS, in light of continuously changing business conditions and objectives, the Employee and the Company wish to amend the Employment Agreement in order to give the Board of Directors and the Compensation Committee the flexibility to set and modify certain performance goals, and the ability to (A) vest up to thirty three and one third percent (33.33%) of the performance-based stock options in any year, or pro rata portion thereof for a period less than a full year, and (B) award a cash performance bonus ranging anywhere between zero dollars ($0) and thirty eight thousand three hundred forty four ($38,344) in any year, or pro rata portion thereof for a period less than a full year.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and intending to be legally bound hereby, the parties hereby agree that the Employment Agreement shall be amended effective as of the Effective Date to the extent necessary give effect to this Amendment as follows:

1. Performance Bonus. Section 4(c) of the Employment Agreement shall be replaced in its entirety with the following language:

“Performance Bonus. The Board of Directors or Compensation Committee shall have the discretion to pay the Executive an annual cash performance bonus ranging anywhere between zero dollars ($0) and thirty eight thousand three hundred forty four ($38,344) (the “Performance Bonus”) in any year or pro rata portion thereof for periods less than a full year. The Board of Directors or Compensation Committee will be guided in part in the determination of the amount of such Performance Bonus by the Executive’s achievement of certain annual corporate and individual milestones for a specified year, which are determined and may be modified by the Board of Directors or Compensation Committee (the “Performance Milestones”) and delivered to Employee in writing; provided, that, in any calendar year in which the Executive has worked for less than a full calendar year, the Board of Directors or Compensation Committee may prorate the Performance Bonus accordingly.”

2. Performance Options. Section 4(d)(ii) of the Employment Agreement shall be replaced in its entirety with the following language:

“Performance Options. The Company shall grant to the Executive stock options pursuant to that certain Incentive Stock Option Agreement, dated as of September 17, 2007, as amended.”

3. Continuation of Other Terms. Except as set forth herein, all other terms and conditions of the Employment Agreement shall remain in full force and effect.

4. Complete Agreement. This Amendment and the Employment Agreement together constitute the entire agreement between Employee and the Company with respect to the employment of Employee by the Company and they are the complete, final and exclusive embodiment of their agreement with regard to this subject matter. This Amendment is entered into without reliance on any promise or representation other than those expressly contained herein.

5. Further Assurances. The Employee agrees to promptly take, or cause to be taken and to do, or cause to be done, acts (including signing all documents, agreement or instruments) necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as reasonably requested by the Company or any affiliate thereof.

6. Applicable Law. This Amendment shall be governed by the law of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

NILE THERAPEUTICS, INC.

By:	/s/ Peter Strumph
Name:	Peter Strumph
Title	Chief Executive Officer

EMPLOYEE

/s/ Daron Evans
Daron Evans

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